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                               ELXSI Corporation
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A Message from the President:


      The year 1995 was exciting for ELXSI Corporation as both Bickford's Family Restaurants and Cues again recorded record sales years and the Company set a new earnings per share record. Bickford's also reported its fourth year of improved earnings since our July 1991 entry into the restaurant business with a record-setting operating income of $7.1 million in 1995. Cues added operating income of $1.0 million, down from $1.3 million in 1994, as we made significant investments in new products and research and development expense in 1995.


Bickford's
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      At Bickford's, our biggest event of the year was the acquisition of 16
Abdow's Family Restaurants. Abdow's, which had formerly been a Big Boy franchisee in Western Massachusetts and Connecticut, presented a perfect fit geographically which allowed us to strengthen our position in these markets. Of the 16 restaurants acquired, we plan to convert 9 or 10 into Bickford's. The remaining restaurants, which are geographically close to existing Bickford's units, will continue to be operated as Abdow's. To date, four Abdow's have been converted into Bickford's with tremendous early results. The Abdow's acquisition represented an important strategic event that will pay off immediately and in future years through increased earnings. The key benefits from the Abdow's acquisition are as follows:


     o We added excellent sites and filled in holes in our New England market.
     o We gained experienced employees who will be crucial to our success in converting the Abdow's to Bickford's.
     o    The cost to convert Abdow's into Bickford's is minimal.
     o    We acquired the chain at a reasonable price.
     o    We expect to get significant growth in earnings from these units.


      Our menu took on a new look as we introduced a new design in March. Bickford's has historically been known for a superior breakfast which can be ordered around the clock. Many of our signs were changed during the year to solidify our theme of "Breakfast Anytime." The new menu, with lunches and dinners presented more appealingly, strengthened our sales mix to lessen our dependence on breakfast while simultaneously defending our strongest meal period, breakfast.


      Financially, Bickford's extended its streak of same store sales increases to four years. Under ELXSI, Bickford's has consistently achieved same store sales increases in an environment in which few restaurant concepts can say the same. In addition, Bickford's has contributed its fourth straight year of increased operating earnings. We look forward to both trends continuing due to the strength of the Bickford's concept and the Abdow's acquisition.

      Overall, 1995 can be characterized as a year in which we set the stage for future growth by adding excellent sites and gaining a whole new set of seasoned managers and employees.



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Cues
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      At Cues the focus continues to be on developing new products, improving manufacturing efficiencies to better manage an increased product offering, consolidating Canadian manufacturing operations and strengthening a sagging position in the western United States through a formal alliance with four leading equipment dealers.

      Major new customers have been secured through persistent efforts to produce new value-added products, such as the Kangaroo(TM) line of cutters, Koala(TM) small tractors, Panther Pan & Tilt(TM) camera, DataCAP 2000(TM) information system and Inspector General(TM) portable system. The costs of bringing these new products to final production, along with consolidation costs, resulted in a decline in 1995 operating margins. Although there remain continued competitive pressures on basic systems as customers continue to be price conscious, our efforts to improve product reliability and expand product lines should result in higher earnings in 1996 and thereafter.


      In conclusion, we believe that in addition to an overall successful year in 1995, we are poised for another strong year in 1996 and beyond. I want to thank you for your continued support.


                                      Sincerely,

                                      Alexander M. Milley
                                      Chairman of the Board, President & CEO


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